                                                                    EXHIBIT 3.22







                                BAAN COMPANY N.V.

                                       AND

                             VANENBURG VENTURES B.V.





                                -----------------




                            Acquisition of 15% of the
                            issued share capital of:


                          BAAN MIDMARKET SOLUTIONS B.V.

DE BRAUW BLACKSTONE WESTBROEK




CONTENTS                                                      PAGE
                                                              -----

LIST OF SCHEDULES

ARTICLE       HEADING
-------       -------

1                Definitions
2                Sale and Purchase
3                Consideration for the Shares
4                Closing
5                Representations and Warranties
6                Indemnifications
7                Restrictions
8                Announcements
9                Costs
10               Miscellaneous
11               Applicable Law and Jurisdiction

DE BRAUW BLACKSTONE WESTBROEK


                                LIST OF SCHEDULES

1        :       Representations and Warranties
2        :       Form of Deed of Transfer of Shares


      THIS AGREEMENT is made on the date stated on the signature page between:

      1. the public company with limited liability incorporated under the laws of The Netherlands BAAN COMPANY N.V., having its registered office at Baron van Nagellstraat 89 at 3771 LK, Barneveld, The Netherlands, to be referred to hereinafter as "Seller";

      2. the private company with limited liability incorporated under the laws of The Netherlands VANENBURG VENTURES B.V., having its registered office at Vanenburgerallee 13 at 3882 RH, Putten, The Netherlands and its statutory seat in Putten, the Netherlands, to be referred to hereinafter as "Purchaser";

      3. the private company with limited liability incorporated under the laws of The Netherlands BAAN MIDMARKET SOLUTIONS B.V., having its registered office at Vanenburgerallee 15, 3882 RH, Putten, The Netherlands and its statutory seat in Barneveld, The Netherlands, to be referred to hereinafter as the "Company";



      WHEREAS:

      (A) the Seller is holder of 15% of the issued and outstanding shares in the capital of the Company;

      (B) the Purchaser is holder of 85% of the issued and outstanding shares in the capital of the Company;

      (C) the Company is engaged in the business of software and consultancy. Its main activities consist of developing (or having developed), distributing (or having distributed) and licensing (or having licensed) software, as well as supplying (or having supplied) so-called 'pre-sales, sales marketing and marketing and software maintenance and support services' in the software and consultancy sector;

      (D) the authorised share capital of the Company amounts to NLG 200,000 (in words: two hundred thousand Netherlands guilders) consisting of 200 shares with a nominal value of NLG 1,000 each. The issued and outstanding share capital of the Company amounts to NLG 40,000 (in words: forty thousand Netherlands guilders). The shares numbered 35 through 40 constituting 15% of the issued and outstanding ordinary shares in the Company which are held by the Seller are hereinafter referred to as the "Shares" (each individually: a "Share");

      (E) the Seller wants to sell to the Purchaser and the Purchaser wants to purchase the Shares from the Seller on the terms of this Agreement, provided that simultaneously therewith or at least at the same date the Asset Purchase Agreement between Baan Company N.V. and Baan Midmarket Solutions B.V. is or has been entered into by the parties thereto;

DE BRAUW BLACKSTONE WESTBROEK




      (F) the Seller has made representations and warranties to the Purchaser in the terms of the representations and warranties set out in the FIRST SCHEDULE to the intent that the Purchaser should rely on such representations and warranties in entering into this Agreement;

      (G) the parties have duly complied with all requirements under the Merger Code of the Social and Economic Council
              ("SER-Fusiegedragsregels") and the Works Councils Act ("Wet op de Ondernemingsraden");

      (H) except for the requirements under United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the parties hereto are not aware of any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority which could be required to be made or obtained in connection with the execution, delivery and performance of this Agreement, other than those mentioned in recital G;

      IT IS HEREBY AGREED AS FOLLOWS

              1.       DEFINITIONS

              1. The following expressions used in this Agreement and the Schedules hereto shall, unless the context indicates otherwise, have the following meanings:

              "Agreement"    this agreement including the Schedules hereto;

              "Company"      Baan Midmarket Solutions B.V.;

              "Closing"      the closing of the transactions contemplated by
                             this Agreement in accordance with Article 4 below;

              "Closing Date" the date on which Closing shall take place;

              "Shares" the 15% of the issued and outstanding shares of the Company which are held by the Seller, consisting of six shares numbered 35 through 40 with a nominal value of NLG 1,000 each;

DE BRAUW BLACKSTONE WESTBROEK




         "Statutes"          all statutes, laws, directives, orders or
                             regulations, which are in force per the date hereof or have at any time prior to the date hereof been in force;

         "Warranties"        the representations and warranties set out in the
                             FIRST SCHEDULE hereto;

         2. Except to the extent the context requires otherwise, any references in this Agreement to:

         (i) a business day means any day which is not a Saturday or Sunday nor a public holiday in The Netherlands;

         (ii) the parties hereto include their respective successors in title, assigns, estate and legal personal representatives;

         (iii) persons shall include individuals, bodies corporate and non-corporate, associations and partnerships, institutions, governments and (subdivisions of) states; and

         (iv) Statutes or statutory provisions and orders or regulations made thereunder include that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time, and to any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by such statute, provision, order or regulation.

         3.       Headings to articles and descriptive notes in brackets

DE BRAUW BLACKSTONE WESTBROEK





                  are for information only and shall not be construed as forming part of this Agreement or the Schedules hereto.

         4. The recitals, Schedules and Exhibits form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the recitals, Schedules and Exhibits.

         5. Unless the context requires otherwise, terms defined in the plural include the singular and vice versa.

2.       SALE AND PURCHASE

         Subject to the terms and conditions of this Agreement, the Seller herewith sells to Purchaser, and Purchaser herewith purchases from the Seller the Shares free from any and all liens, charges and encumbrances and together with all accrued benefits and rights attaching thereto, and all entitlements to profits as from January 20, 1998. For the avoidance of doubt: the economic ownership of the Shares shall be for Purchaser as from January 20, 1999.


3.       CONSIDERATION FOR THE SHARES

         As consideration for the sale and transfer of the Shares the Purchaser shall terminate (and/or procure the termination of) the use of any reference to the "Baan" name or logo throughout the group of entities it has control over and/or is affiliated with at the latest on March 31, 1999, all as provided for in article 7 hereof.

DE BRAUW BLACKSTONE WESTBROEK





4 CLOSING

4.1 Immediately upon the signing of this agreement the following actions shall be taken at the offices of De Brauw Blackstone Westbroek in The Netherlands at Burgerweeshuispad 301, Amsterdam:

         (i) Purchaser and the Seller shall execute the Deed of Transfer of Shares before Mr M. van Olffen, civil law notary, substantially in the form as set out in the SECOND SCHEDULE;

         (ii) the Company shall acknowledge the transfer of the Shares in the form as provided in the Deed of Transfer of Shares and shall record the said transfer in the register of shareholders of the Company;

         (iii) subject to compliance with paragraphs (i) and (ii) by the Seller and the Company, respectively, the Purchaser shall - before March 31, 1999 - terminate (and/or procure the termination of) the use of any reference to the "Baan" name or logo throughout the group of entities it has control over and/or is affiliated with, all as provided for in article 7 hereof.

4.2 If for any reason the provisions (i) or (ii) of Article 4.1 are not complied with in full at Closing, the parties shall in good faith determine a new date for Closing.


5 REPRESENTATIONS AND WARRANTIES

5.1 The Seller guarantees to Purchaser that the Warranties are true and correct at the date of this Agreement and at the Closing Date. The Seller shall be liable towards Purchaser in case any of the Warranties are not true and correct at the date of this Agreement and

DE BRAUW BLACKSTONE WESTBROEK





         the Closing Date.

5.2 The Seller and the Purchaser acknowledge that - taking into account that the Purchaser is holder of 85% of the issued and outstanding share capital of the Company and that the Purchaser is the sole Managing Director of the Company - the Purchaser is not entering into this agreement solely in reliance upon the accuracy of each of the Warranties. Notwithstanding the foregoing, the Seller undertakes with the Purchaser that:

         (i) it will promptly give written notice, setting out the relevant circumstances and facts, to the Purchaser if it becomes aware that any of the Warranties guaranteed by it pursuant to this
                Article 5, was not true and correct at the Closing Date.

         (ii) it will not do, allow or procure any act or omission which constitutes a breach of any of the Warranties or renders any of the Warranties inaccurate or misleading.

5.3 Purchaser confirms to the Seller that on the date of this Agreement it has no actual knowledge of information which constitutes a breach of the Warranties.


ARTICLE 6              INDEMNIFICATIONS

6.1 The Seller hereby agrees - without restricting the obligations of Purchaser to limit damages - to indemnify and hold the Purchaser harmless against and in respect of any loss, cost, expense (including expenses of investigation), claim, liability, deficiency, judgment or damage, including reasonable

DE BRAUW BLACKSTONE WESTBROEK





         legal and accounting fees and expenses (hereinafter, individually, a "Loss" and collectively, "Losses") incurred by the Purchaser, directly or indirectly, as a result of an inaccuracy in or breach of a Warranty.

6.2 The Purchaser hereby agrees - without restricting the obligations of Seller to limit damages - to indemnify and hold the Seller harmless against and in respect of any Loss incurred by the Seller, directly or indirectly, as a result of a breach of the covenant made by the Purchaser in article 7.1 and/or article 7.2 hereof.

ARTICLE 7              RESTRICTIONS

7.1 The Purchaser shall procure that as soon as possible after the Closing Date, but in no event later than March 31, 1999 the situation is realised in which neither the Purchaser nor any of the entities controlled by or affiliated to it shall use the "Baan" name or logo or any name similar thereto (or possibly to be confused therewith) or the initials "BBS", "BBA", "BBK", "BBI" and "BI", in any letterheads, promotional material, business cards or otherwise.

DE BRAUW BLACKSTONE WESTBROEK





7.2 In view of executing the foregoing, the Purchaser shall, immediately after the Closing, take, or procure to taken, all necessary actions to change the names of Baan Midmarket Solutions B.V.; all subsidiaries of the Purchaser using the name "Baan"; all other entities controlled by or affiliated to the Purchaser using the name "Baan" or the initials "BBS", "BBA", "BBK", "BBI" and "BI", including without limitation, Baan Business Systems, Baan Business Associates, Baan Business Knowledge, Baan Business Innovation and Baan Institute. The Purchaser and all entities controlled by or affiliated to the Purchaser shall cease immediately using in any manner whatsoever the name "Baan" and the Baan logo unless there is subsequently to this agreement a separate written license agreement between Baan Company and such entity specifically granting such entity the right to use the "Baan" name or logo.


7.3 In the event of the Purchaser not having realized the termination as described in this article 7 prior to March 31, 1999, Seller shall be entitled, in addition to any other right or remedy available at law or equity, to the following: (i) an injunction or other equitable remedy to prevent further infringements (and force compliance) without the necessity of proving actual damages or irreparable harm for such equitable relief, and, if Seller prevails in any such action, Purchaser shall reimburse Seller for any reasonable attorney's fees and other costs incurred in pursuing such action; and (ii) in connection with the creation of any new advertising, marketing, or other materials following execution of this Agreement in violation of this article 7, Seller shall be entitled from Purchaser, without need of any prior notice or court action being required, to an immediately payable penalty amounting to NLG 300,000 (three hundred

DE BRAUW BLACKSTONE WESTBROEK




         thousand guilders) for each such infringement and an immediately payable penalty of NLG 50,000 (fifty thousand guilders) for each day such infringement continues after being notified thereof in writing by Seller, without any damages or loss requiring to be proved and without prejudice to the rights of Seller and/or any of its subsidiaries pursuant to this agreement. Purchaser acknowledges that any breach of article 7.1 would cause irreparable injury to Seller and that it would be impossible or inadequate to measure and calculate Seller's monetary damages from any such breach.

7.4 Purchaser acknowledges and agrees that Seller owns all right, title, and interest in and to the "Baan" name and logo, and it will not challenge in any court or other forum Seller's right to use such name and logo and/or Seller's ownership of such. Purchaser further agrees that it shall have no right (except as specifically set forth in this Agreement) to use, license, or in any way exploit anywhere in the world the "Baan" name and logo except pursuant to written agreement with Seller.

ARTICLE 8       ANNOUNCEMENTS AND CONFIDENTIALITY

8.1 Except so far as may be required by applicable law or regulations (including but not limited to those of any relevant stock exchange and also including the the Dutch Competition Act, the HSR Act, the Dutch Merger Code and the Dutch Works Councils Act), neither the terms of this Agreement nor any transaction contemplated hereby shall be disclosed by any party without the prior consent of the other party, such consent not to be unreasonably withheld or delayed.


ARTICLE 9       COSTS

DE BRAUW BLACKSTONE WESTBROEK





9.1 Each of the parties hereto shall bear its own legal and accountancy costs, charges and other expenses connected with the negotiation, preparation and implementation of this Agreement and any other agreement incidental to or referred to in this Agreement or any other activities in relation hereto, except for notarial costs relating to the transfer of Shares, which shall be equally borne by Seller and Purchaser. The Companies shall not be liable for any of the said costs, charges and other expenses.

ARTICLE 10      MISCELLANEOUS

10.1 None of the parties shall be entitled to assign any rights or obligations under this Agreement without the prior written consent of the other parties.

10.2 The terms of this Agreement shall insofar as not performed at Closing continue in force notwithstanding such Closing. A petition to annul, to rescind or dissolve this Agreement cannot be instituted and nullity, rescission and dissolution thereof cannot be invoked, in whole or in part, after the Shares shall have been transferred to Purchaser, except in case of fraudulent misrepresentation or fraudulent breach ("bedrog").

10.3 This Agreement (together with any documents referred to herein) constitutes the entire agreement between the parties hereto in connection with the sale and purchase hereby agreed and no variation to this Agreement shall be effective unless made in writing and signed by all the parties.

10.4 There shall be no waiver of any term, provision or condition of this Agreement unless such waiver is evidenced in writing and signed by the waiving party. The failure of any party at any time or times to

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DE BRAUW BLACKSTONE WESTBROEK




         exercise any right under this Agreement, or to require performance of any provision of this Agreement, shall not affect its right to exercise such right or to enforce such provision at a later time.

10.5 In the event that one or more provisions of this Agreement would appear to be non-binding, the other provisions of this Agreement will continue to be effective, and the parties shall consult with each other to replace the non-binding provisions with other provisions that are binding, in such a way that the new provisions differ as little as possible from the non-binding provisions, taking into account the object and the purpose of this Agreement.

10.6 Any notice or demand to be served under this Agreement may be served upon a party at the address indicated above or such other address as they may have notified to the other parties as being their address for service or to their last known place of residence or business and may be served personally, by registered mail or by facsimile transmission.

         A notice or demand served by post shall be deemed duly served forty-eight hours after posting and a notice or demand sent by facsimile transmission shall be deemed to have been served at the time of transmission and in proving service of the same it will be sufficient to prove, in the case of a letter, that such letter was properly registered, addressed and placed in the post and in the case of a facsimile transmission, that such facsimile was duly transmitted to a current facsimile number of the addressee.

10.7 This Agreement may be executed in any number of counterparts and by the several parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the

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DE BRAUW BLACKSTONE WESTBROEK




         counterparts shall together constitute one and the same instrument. In order for this Agreement to be binding, it must have been signed by all parties.

ARTICLE 11      APPLICABLE LAW AND JURISDICTION

11.1 This Agreement is construed under and shall be governed by Netherlands law.

11.2 All disputes arising in connection with this Agreement or other agreements entered into in connection herewith shall be brought before the competent court of Amsterdam.

IN WITNESS WHEREOF the hands of the parties or their duly authorized representative on January 21, 1999.


Baan Company N.V.
By: /s/ Tom C. Tinsley
    --------------------------------
           Tom C. Tinsley
           Chief Executive Officer

Vanenburg Ventures B.V.
By:  /s/ Jan Willem Krooshof
     --------------------------------
           Jan Willem Krooshof
           Chief Operating Officer

Baan Midmarket Solutions B.V.
By:  /s/ Esmeralda Vos
     --------------------------------
         Esmeralda Vos

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                                BAAN COMPANY N.V.

                                       AND

                             VANENBURG VENTURES B.V.

                                       AND

                          BAAN MIDMARKET SOLUTIONS B.V.



                                JANUARY 21, 1999

                                TABLE OF CONTENTS


                                                                                               PAGE
                                                                                               ----
ARTICLE 1 PURCHASE AND SALE OF ASSETS............................................................2

        1.1    Purchase and Sale.................................................................2
        1.2    Description of Purchased Assets...................................................2
        1.3    Assumption of Liabilities.........................................................3
        1.4    Excluded Assets...................................................................3

ARTICLE 2 PURCHASE PRICE; CLOSING................................................................4

        2.1    Purchase Price....................................................................4
        2.2    Closing...........................................................................5
        2.3    Sales and VAT Taxes...............................................................6
        2.4    Post-Closing Calculations.........................................................6

ARTICLE 3 COVENANTS AND AGREEMENTS RELATED TO EMPLOYEES AT BMS...................................7

        3.1    Terminated Employees; Severance...................................................7
        3.2    Continuing Employees; Offers of Employment........................................7
        3.3    Employment Taxes and Social Premiums..............................................7
        3.4    Employment Obligations............................................................7
        3.5    No Solicitation of Former Employees...............................................8
        3.6    Transition of Employees...........................................................8
        3.7    No Rights Conferred Upon Employees................................................8
        3.8    COBRA.............................................................................8
        3.9    Transfer of Assets from the BMS 401(k) Plan.......................................8

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BMS..................................................9

        4.1    Organization of BMS...............................................................9
        4.2    Due Authorization.................................................................9
        4.3    Due Execution and Enforceability..................................................9
        4.4    No Conflict.......................................................................9
        4.5    Consents and Approvals of Governmental Authorities................................9
        4.6    Proprietary Rights and Ownership..................................................9
        4.7    Restrictions on Business Activities..............................................10
        4.8    Capital Equipment and Tangible Assets............................................10
        4.9    Title to Assets..................................................................10
        4.10   Contracts........................................................................10
        4.11   Governmental Authorization.......................................................10
        4.12   Taxes............................................................................11
        4.13   Brokers' or Finders' Fees.........................................................11

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BAAN COMPANY........................................11

        5.1    Organization of Baan Company.....................................................11

                                TABLE OF CONTENTS
                                   (CONTINUED)


                                                                                               PAGE
                                                                                               ----
        5.2    Due Authorization................................................................11
        5.3    Due Execution and Enforceability.................................................11
        5.4    No Conflict......................................................................12
        5.5    Consents and Approvals of Governmental Authorities...............................12

ARTICLE 6 ADDITIONAL AGREEMENTS.................................................................12

        6.1    Good Faith; Further Assurances...................................................12
        6.2    Provision of Audited Financials..................................................12
        6.3    Access to Information............................................................13
        6.4    Confidentiality..................................................................13
        6.5    Taxes............................................................................13
        6.6    BMS Accounts Receivable..........................................................13
        6.7    Baan Name........................................................................13
        6.8    Share Purchase Agreement.........................................................14
        6.9    Joint Venture Agreement..........................................................14

ARTICLE 7 PAYMENT OF EXPENSES...................................................................14


ARTICLE 8 INDEMNIFICATION AND RELEASE...........................................................14

        8.1    Agreement to Indemnify...........................................................14
        8.2    Release..........................................................................14

ARTICLE 9 SURVIVAL AND AMENDMENT................................................................15

        9.1    Survival of Representations and Warranties.......................................15
        9.2    Amendment........................................................................15

ARTICLE 10 GENERAL..............................................................................15

        10.1   Notices..........................................................................15
        10.2   Headings.........................................................................16
        10.3   Counterparts.....................................................................16
        10.4   Binding Nature...................................................................16
        10.5   Entire Agreement.................................................................16
        10.6   Incorporation of Schedules.......................................................16
        10.7   Applicable Law...................................................................16

                                    SCHEDULES

Schedule 1.2(b)    Customer and Marketing Databases
Schedule 3.1(a)    List of Terminated Employees
Schedule 3.2       List of Continuing Employees

                                    EXHIBITS

Exhibit A          Bill of Sale and General Assignment of the Purchased Assets
Exhibit B          Deed of Assumption of Dutch Assigned Contracts
Exhibit C          Deed of Transfer of Dutch Intellectual Property Rights
Exhibit D          Share Purchase Agreement

                             POST-CLOSING SCHEDULES

Schedule 1.2(c)    Capital Equipment and Tangible Assets
Schedule 6.8       BMS Accounts Receivable

                            ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (the "Agreement") is made and entered into as of January 20, 1999 by and among Baan Company N.V., a public company with limited liability organized under the laws of The Netherlands ("Baan Company"), Vanenburg Ventures B.V., a private company with limited liability organized under the laws of The Netherlands ("VV"), and Baan Midmarket Solutions B.V., a private company with limited liability organized under the laws of The Netherlands ("BMS").

                                R E C I T A L S:

        A. In the fourth quarter of 1997, VV and Baan Company agreed to form a joint venture company to be owned by VV and Baan Company, and pursuant thereto VV and Baan Company entered into a Joint Venture Agreement dated as of March 31, 1998 (the "Joint Venture Agreement"). Although the deed of incorporation of BMS was not executed until October 1998, from October 1997, Baan Company, VV and "BMS" believed and acted as if BMS was formally organized. Additionally, BMS hereby ratifies any and all actions taken on behalf of BMS during the period prior to execution of its deed of incorporation. To the extent this Agreement refers to BMS with respect to dates prior to October 21, 1998, such reference shall be deemed to constitute a reference to BMS i.o. ("in oprichting") (being BMS in the process of being formed).

        B. In accordance with the Joint Venture Agreement, VV owns 85% of the capital stock of BMS and Baan Company owns 15% of the capital stock of BMS. The initial capital contributions to BMS were (i) a cash contribution of NLG 6000 by Baan Company and (ii) a cash contribution of NLG 34,000 by VV. Additionally, Baan Company transferred certain then existing agreements with resellers, distributors and similar parties with the right to license, distribute and sell Baan Company software to small and medium-sized enterprises together with the know-how in managing and supporting such parties to BMS. In December 1997, BMS paid Baan Company US$13 million for the value of certain potential future license revenues foregone by Baan Company as a result of pricing differences between customary terms in direct sales versus indirect channel, third party contracts. Subsequent to the initial capital contributions, in order to further the development and expansion of the BMS business, VV made cash advances to BMS.

        C. BMS was established for the purpose of furthering and managing the worldwide establishment of resellers, distributors and other third parties who license the Baan Company software and related services to end-user customers, and to provide a portfolio of value added services and Baan Company software products to such third party resellers in principal markets throughout the world (the "BMS Business"). BMS has expanded such third party resellers/distributors from approximately 110 resellers at December 31, 1997 to approximately 220 resellers as of December 1, 1998 (the "Current Third Party Resellers"). The Current Third Party Resellers and any other third party resellers/distributors who subsequent to December 1, 1998 enter into the standard Baan Company reseller agreement are collectively referred to as the "Third Party Resellers."

        D. BMS is restructuring its operations. In November 1998, 106 employees, of whom 71 were on the payroll of Baan Company and were outsourced to BMS and 35 were on the payroll of VV and outsourced to BMS, were terminated. After giving effect to such terminations, 135 persons were either employed directly by BMS or employed by Baan Company or VV and outsourced to BMS. It is the intention of the parties that Baan Company will bear the severance costs for the 106 terminated employees and will make offers of employment to the remaining employees employed by and/or outsourced to BMS.

        E. The parties have determined that it is in the best interest of the respective parties and their shareholders for Baan Company to (i) purchase certain assets of BMS as provided herein upon the terms and conditions set forth in this Agreement and (ii) to sell and transfer to VV its 15% equity interest in BMS with the effect that VV will own all of the issued and outstanding capital stock of BMS, upon the terms and conditions set forth in that certain Share Purchase Agreement by and between Baan Company and VV of even date herewith (the "Share Purchase Agreement").

        F. The parties to this Agreement have complied with the requirements of the Dutch Works Councils Act and the Dutch Merger Code.

        G. By virtue of this Agreement and the Share Purchase Agreement, the parties desire to terminate the Joint Venture Agreement and to resolve any and all actual or potential disputes between them related to or in any way connected with the Joint Venture Agreement.

        In consideration of these premises and of the mutual agreements of the parties set forth herein, the parties hereby agree as follows:

                                    ARTICLE 1

                           PURCHASE AND SALE OF ASSETS

        1.1 Purchase and Sale. Subject to the terms and conditions contained in this Agreement, BMS agrees to sell, assign, transfer and deliver to Baan Company, as the case may be, and Baan Company agrees to purchase and accept, the assets described in Section 1.2 below, free and clear of all liens, pledges, charges, claims, security interests or other encumbrances of any sort (collectively, "Liens").

        1.2 Description of Purchased Assets. At the Closing (as defined in
Section 2.2 hereof), BMS shall sell and deliver (delivery to be made as provided in Section 2.2(c) below) to Baan Company, and Baan Company shall purchase and accept from BMS, all of BMS's right, title and interest in the following:

               (a) Assigned Contracts. Any and all of BMS's rights and obligations under the Third Party Resellers contracts (except for certain rights to payment from MRA Systems, Inc. ("MRA") as described in Section 1.4 below), the outsourcing contracts with TriArch and all other agreements, instruments, or commitments, including BMS's contract rights and any accrued or contingent claims of BMS for reimbursement or refund incident thereto (the "Assigned Contracts");

               (b) Customer and Marketing Databases. All customer and marketing databases relating to the BMS Business listed on Schedule 1.2(b) attached hereto;

               (c) Capital Equipment and Tangible Assets. The capital equipment and other tangible assets (such capital equipment and tangible assets shall be mutually agreed to and set forth on Schedule 1.2(c) to be attached hereto as soon as practicable following the Closing Date);

               (d) Rights to Use of Baan Name and Logo; Trademarks, Trade Names and Brand Names. All rights (by license or otherwise) to use the Baan name or logo in any form in the BMS Business, and all other trademarks, service marks, trade names, brand names, trade dress, product names and other identifying marks or packaging used in the conduct of the BMS Business (thereby terminating any right BMS may have to such names or marks, as provided in
Section 6.7 hereof);

               (e) all copyrights, trade secrets, proprietary information, technology rights and licenses, proprietary rights and processes, know-how, and any and all other intellectual property including, without limitation, all things authored, discovered, developed, acquired, produced, conceived or first reduced to practice by BMS or any of its employees in the course of their employment by BMS and that pertain to or are used in connection with the activities of the BMS Business, or the Purchased Assets, whether tangible or intangible, and all rights of any kind in or to any of the foregoing (collectively, the "Intellectual Property"); and

               (f) all of BMS's claims against any parties relating to any right, property or asset included in the Purchased Assets, or against any party to an Assigned Contract, including without limitation, unliquidated rights under manufacturers' and vendors' warranties or guaranties.

The items, property and rights described in (a) through (f) above shall be collectively referred to as the "Purchased Assets. "

        1.3 Assumption of Liabilities. Baan Company shall not assume any liabilities or obligations of BMS except for (i) BMS's obligations under the Assigned Contracts, (ii) certain employee severance costs as provided in Article 3 hereof and (iii) BMS's guarantee of a minimum price of US$1,500 per license to BISYS Networking Services ("BISYS") pursuant to that certain letter agreement dated October 27, 1998 by and among BISYS, Baan U.S.A., Inc. and Baan Midmarket Outsourcing (the "BISYS Agreement"), but no other liability or obligation of any kind under the BISYS Agreement. Any other liabilities of BMS not specifically assumed by Baan Company hereunder, whether accrued, absolute, contingent, matured, unmatured, known or unknown, shall be and remain the obligation of BMS. Without limiting the foregoing, it is expressly agreed that except as specifically provided for in this Section 1.3, Baan Company shall not assume any liabilities for employment, income, sales, property or other taxes incurred or accrued by BMS, whether or not relating to the Purchased Assets. Each of VV and BMS will indemnify and hold Baan Company harmless from and against any and all losses, costs, expenses, claims, liabilities, deficiencies, judgments and damages incurred or suffered by Baan Company or any of its affiliates related to or arising out of any liabilities or obligations of BMS not expressly assumed by Baan Company in this Section 1.3.

        1.4 Excluded Assets. Baan Company will not purchase, and BMS will retain all right and title in all other assets of BMS not included in the Purchased Assets including, without limitation, the following: (i) the accounts receivable of BMS; (ii) the "green beans" new employee training program and all associated costs and obligations relating thereto; and (iii) any right to payment of the purchase price as set forth in paragraphs 2 and 5 of that certain Agreement for Purchase Credits dated January 19, 1999 by and between MRA (successor to the interests of Integration Alliance Corporation) and BMS (successor to the interests of Baan U.S.A., Inc.).

                                    ARTICLE 2

                             PURCHASE PRICE; CLOSING

          2.1  Purchase Price.

               (a) Purchase Price. As consideration for the sale, assignment, transfer, and delivery of the Purchased Assets by BMS to Baan Company, Baan Company, on the terms and conditions set forth herein, shall (i) upon execution of this Agreement, pay BMS (by wire transfer to an account designated by BMS) the sum of US$1,955,000 and (ii) thereafter pay BMS a royalty equal to fifteen percent (15%) of Baan Company's "Net Revenues from the Third Party Reseller Channel" (as defined herein) ("Royalty Payment") on a quarterly basis over the three year period commencing January 1, 1999 and ending December 31, 2001 (the "Payment Period"). As used herein, "Net Revenues from the Third Party Reseller Channel" shall mean the net revenues recognized by Baan Company from the sale or license of software products, and related services and maintenance, by Baan Company through the Third Party Resellers, as determined in accordance with generally accepted accounting principles consistently applied.

               (b) Minimum/Maximum Royalty Payment. The Royalty Payment described in Section 2.1(a)(ii) shall be subject to the following conditions.

                          (i) Minimum Amount: BMS shall be entitled to receive
an aggregate of at least US$26 million plus the Operating Costs (as defined herein) of the Purchased Assets. As used herein, "Operating Costs" shall be defined as, collectively, (x) the day-to-day operating costs incurred by BMS for the Purchased Assets from December 1, 1998 to the Closing Date as determined pursuant to Section 2.4 below plus (y) the severance costs for terminated employees to be paid by Baan Company as provided in Article 3 below minus (z) any and all payments Baan Company has made related to such costs (the "Minimum Amount").

                          (ii) Maximum Amount: In no event shall BMS be entitled
to receive Royalty Payments in excess of the Minimum Amount plus US$44 million (the "Maximum Amount").

               (c)  Method of Payment.

                          (i) During the Payment Period, the Royalty Payments
established in accordance with Section 2.1(b) hereof shall be payable quarterly within thirty (30) days from the end of each Baan Company fiscal quarter. Baan Company will make payments to BMS for each fiscal quarter beginning with the fiscal quarter ending March 31, 1999. Each payment made by Baan Company hereunder shall be accompanied by a statement setting forth in reasonable detail the calculation of the payment. If at the end of each year during the three-year Payment Period the total Royalty Payments paid to BMS by Baan Company do not equal one-third (1/3) of the Minimum Amount, then Baan Company shall pay BMS the difference between one-third (1/3) of the Minimum Amount and the actual payments paid for such year within thirty (30) days after the end of such year.

                          (ii) In no event shall Baan Company pay BMS nor shall
BMS have a right to receive aggregate Royalty Payments under this Agreement in excess of the Maximum Amount as determined in Section 2.1(b)(ii) above.

                          (iii) Baan Company shall maintain adequate books and
records relating to the Net Revenues from the Third Party Reseller Channel for a period of two (2) years following the Payment Period. During the Payment Period, BMS shall have the right to request an internationally recognized independent accounting firm, reasonably acceptable to Baan Company, to conduct an audit to determine Baan Company's compliance with Section 2.1 hereof. Baan Company shall not be required to submit to such an audit more than once during any twelve (12) month period and such audit shall be limited to the previous twelve (12) month period. BMS shall be required to bear the reasonable fees and costs of such audit unless the results of the audit indicate an underpayment by Baan Company equal to or in excess of 10% of the payments due, in which case Baan Company shall bear the reasonable fees and costs of the audit. Baan Company shall be required to make any underpayments shown by the audit. BMS shall be required to pay to Baan Company any overpayments shown by the audit. In the event of any dispute, the determination of such firm shall be final and binding on all parties.

               (d) Acceleration. If at any time during the Payment Period the Net Revenues from the Third Party Reseller Channel comprise less than ten percent (10%) of the consolidated net revenues of Baan Company for two (2) consecutive fiscal quarters, then BMS may demand that Baan Company pay to BMS the Minimum Amount within thirty (30) days after such request. Upon making such payment in full to BMS, Baan Company's obligations under Section 2.1 shall cease and be deemed satisfied in full.

          2.2  Closing.

               (a) Date. The Closing under this Agreement (the "Closing") shall be held on or about January 21, 1999 (the "Closing Date"). The Closing shall be held at the registered offices of Baan Company, 11911 Freedom Drive, Suite 300, Reston, Virginia, at 8:00 A.M. E.S.T. on such date and simultaneously at the Amsterdam offices of Baan Company, Baron van Nagellstraat 89, P.O. Box 143, 3770 AC Barneveld, The Netherlands, or at such other time and place as Baan Company and BMS may agree upon in writing.

               (b) Closing Deliveries. At the Closing, BMS shall execute and deliver to Baan Company such transfer documents and take all such other steps to complete the transfer of the Purchased Assets to Baan Company as Baan Company may reasonably request. Simultaneously with the consummation of the transfer, BMS, through its officers, agents and employees, will put Baan Company into full possession and enjoyment of all tangible Purchased Assets. BMS shall comply with the delivery protocol established by Baan Company and BMS jointly prior to Closing with respect to such Purchased Assets (the "Delivery Protocol").

               (c) Delivery. At the Closing or as soon as practicable after
Closing:

                          (i) BMS and Baan Company shall deliver or cause to be
delivered to one another such other instruments and documents necessary or appropriate to evidence the due execution, delivery and performance of this Agreement;

                          (ii) BMS shall execute and deliver to Baan Company all
deeds, bills of sale, endorsements, assignments, consents to assignments and other instruments and documents as necessary pursuant to applicable law or applicable agreements, or as Baan Company may reasonably request to sell, convey, assign, transfer and deliver to Baan Company good title to all the Purchased Assets free and clear of any and all Liens, including without limitation, a Bill of Sale and General Assignment of the Purchased Assets in substantially the form attached hereto as Exhibit A;

                          (iii) BMS shall deliver ("bezit verschaffen") to Baan
Company all of the Purchased Assets which are capable of transfer by delivery and title to such Purchased Assets shall pass to Baan Company upon delivery;

                          (iv) BMS shall deliver to Baan Company duly executed
documents of title and such assignments and Deeds of Transfer as Baan Company may reasonably require to vest in it the full benefit of the Purchased Assets (other than those passing upon delivery);

                          (v) BMS shall deliver to Baan Company duly executed
Deed of Assumption of Dutch Assigned Contracts in substantially the form attached hereto as Exhibit B; and

                          (vi) BMS shall perform any other (legal) act and
execute any document necessary or appropriate to effectuate the transfer of the Purchased Assets.

               (d) Taking of Necessary Action; Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Baan Company with full right, title and possession to all the Purchased Assets, and all property, rights, privileges, powers and franchises of BMS relating thereto, Baan Company is fully authorized in the name BMS or otherwise to take, and will take, all such lawful and necessary and/or desirable action. BMS hereby grants an irrevocable power of attorney to Baan Company to take all such actions, to the extent necessary, on behalf of BMS.

        2.3 Sales and VAT Taxes. BMS shall be liable for and shall indemnify Baan Company against any sales, use, excise, ad valorem, VAT or other similar transfer taxes attributable to the transactions contemplated by this Agreement. Baan Company shall cooperate with BMS as reasonably requested to reduce the amount of such taxes.

        2.4 Post-Closing Calculations.

               (a) Calculations. Baan Company shall pay BMS's reasonable documented Operating Costs for the Purchased Assets as defined in Section 2.1(b)(i) above. The amount so determined will be paid as part of the Minimum Amount determined pursuant to Section 2.1(b)(i) above.

               (b) Procedure. The determination of the reasonable documented Operating Costs of BMS for the Purchased Assets, including the severance costs, referred to in Section 2.1(b)(i) hereof shall be made in good faith by BMS in a settlement statement (the "Settlement Statement") delivered to Baan Company not later than fifteen (15) days after the Closing Date. The Settlement Statement shall contain all information reasonably necessary to determine the Operating Costs of the Purchased Assets. Baan Company shall review the Settlement Statement and, if Baan Company disapproves of any determination contained therein, shall give BMS written notice stating its objections not later than fifteen (15) business days after receipt of the Settlement Statement. If Baan Company makes any such objections and the parties do not resolve the dispute within fifteen (15) business days after Baan Company's notice of objection, then the disputed amount shall be determined by one partner acceptable to BMS and Baan Company of an internationally recognized accounting firm, whose determination shall be made within thirty (30) days after having been retained for such purpose and which shall be final and conclusive. BMS and Baan Company shall bear equally the expenses arising in connection with any such determination. Additionally, Baan

Company will deliver to BMS a statement that reflects Operating Costs payments made by Baan Company prior to the Closing Date.

                                    ARTICLE 3

              COVENANTS AND AGREEMENTS RELATED TO EMPLOYEES AT BMS


        3.1 Terminated Employees; Severance. Prior to the date hereof, 106 employees, as listed on Schedule 3.1(a) hereto, previously employed by either Baan Company or VV and outsourced to BMS, were terminated (the "Terminated Employees"). Of such Terminated Employees, 71 were on the payroll of Baan Company and outsourced to BMS and 35 were on the payroll of VV and outsourced to BMS. Baan Company will be responsible for the severance costs for the Terminated Employees. The severance policy and terms for such Terminated Employees will be consistent with and similar to those currently provided by applicable Baan Company severance policies. Baan Company will not be responsible for any liability with respect to any other claims related to the termination of employment of the Terminated Employees previously employed by BMS or by VV and outsourced to BMS, or any claims related to continuation of employment, that arise or relate to periods prior to their termination of employment. VV will not be responsible for any liability with respect to any other claims related to the termination of employment of the Terminated Employees previously employed by Baan Company and outsourced to BMS, or any claims related to continuation of employment, that arise or relate to periods prior to their termination of employment.

        3.2 Continuing Employees; Offers of Employment. Baan Company shall make written offers of continued employment to the Baan Company employees outsourced to BMS listed on Schedule 3.2 and any other BMS employees or VV employees outsourced to BMS currently involved in the commercial exploitation of the Purchased Assets. BMS will not transfer any BMS or VV employee listed on
Schedule 3.2 to another division within BMS prior to the Closing. Those employees who accept such continuing employment offers or other offers of employment and report to work for Baan Company shall hereinafter collectively be referred to as the "Continuing Employees." BMS hereby consents to the hiring of such Continuing Employees by Baan Company and waives, with respect to the employment by Baan Company of such Continuing Employees in connection with Baan Company's operations, any claims or rights BMS may have against Baan Company or any such Continuing Employee under any non-competition agreement that relates to the Purchased Assets, any confidentiality agreement that relates to the Purchased Assets or any employment agreement in effect at the Closing Date.

        3.3 Employment Taxes and Social Premiums. BMS shall be responsible for any withholding or employment taxes or social premiums with respect to (i) all Terminated Employees previously employed by BMS or by VV and outsourced to BMS attributable to periods of service prior to their effective date of termination of employment, and (ii) any Continuing Employee previously employed by BMS or by VV and outsourced to BMS attributable to periods of service ending on or before the Closing Date. BMS shall be responsible for filing all appropriate employment tax returns with respect to such Terminated Employees and Continuing Employees attributable to periods of service ending on or before the Closing Date.

        3.4 Employment Obligations. BMS shall be responsible for any liability for any employment contract, BMS employee benefit plan or other obligations (including responsibility for any bonuses) accrued or payable with respect to any period ending on or before the Closing Date to Continuing Employees previously employed by BMS or by VV and outsourced to BMS entered into prior to the Closing Date. BMS shall be responsible for any liability with respect to any other claims relating to a Continuing Employee's employment that accrue or arise on or before the Closing Date if such Continuing Employee was previously employed by BMS or by VV and outsourced to BMS. Baan Company shall be responsible for any liability for any employment contract or employment contractual obligations to Continuing Employees entered into on or after the Closing Date.

        3.5 No Solicitation of Former Employees. Except as provided by law and except for general solicitation, for a period of one year after the Closing Date, BMS shall not solicit any Continuing Employee to terminate his or her employment with Baan Company or to become an employee of BMS, without the prior written consent of Baan Company.

        3.6 Transition of Employees. Prior to Closing and during the first 30 days following Closing, the person(s) responsible for the hiring of Baan Company's personnel and the person(s) responsible for the hiring of BMS's personnel shall cooperate and use their best efforts to agree upon an appropriate transition (where appropriate) of BMS's employees and to resolve all issues related to such transition.

        3.7 No Rights Conferred Upon Employees. Nothing in this Section 3 shall confer any rights or remedies on any BMS employee and no BMS employee shall be a third party beneficiary with respect to any covenant in this Agreement.

        3.8 COBRA. BMS shall be solely responsible for providing continuing health coverage, as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), to employees of BMS and their dependents who are qualified beneficiaries (as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended) and BMS shall indemnify Baan Company for any and all loss, cost, or expense relating to any and all outstanding obligations, liabilities and claims arising under COBRA on or before the Closing Date.

        3.9 Transfer of Assets from the BMS 401(k) Plan. At the request of Baan Company, BMS will amend the BMS 401(k) Plan to spin off and transfer an amount equal to the account balances of the Continuing Employees in the BMS 401(k) Plan valued as of the most recent valuation date preceding the date the transfer is made to the Baan Company 401(k) Plan. The transfer will be accomplished in full compliance with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code of 1986, as amended, and regulations and rulings promulgated under each. BMS and Baan Company agree to cooperate fully and to file in a timely manner whatever reports, forms, and notices are necessary under applicable law as a result of, and to effect, the transfer. The transfer will be accomplished by way of a single transfer of plan assets constituting cash and liabilities, except that any outstanding participant loans from the BMS 401(k) Plan to Continuing Employees that are not in default may be transferred in kind to the extent not repaid prior to transfer and to the extent permitted under the Baan Company 401(k) Plan and its administrative procedures. BMS agrees to provide to Baan Company in a timely manner all information necessary to conduct a compliance review of the BMS Plan prior to transfer and all information for each Continuing Employee, including without limitation, accrued benefits under the BMS 401(k) Plan as of the date of transfer, vesting service, and any other employee information required by Baan Company to determine benefits payable from the Baan Company 401(k) Plan.

                                    ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES OF BMS

     BMS represents and warrants to Baan Company, subject to such exceptions as are specifically disclosed in the disclosure schedule supplied by BMS to Baan Company (the "Disclosure Schedule"), as of the date hereof and as of the Closing Date as follows:

        4.1 Organization of BMS. BMS is a closed company with limited liability duly organized, validly existing and in good standing, or its equivalent, under the laws of The Netherlands and has full corporate power and authority to carry on the BMS Business as it is now being conducted and to own the Purchased Assets.

        4.2 Due Authorization. BMS has all requisite corporate power and authority to execute and deliver this Agreement, and each document, instrument or agreement contemplated hereby, including but not limited to the documents delivered at Closing, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each document, instrument or agreement executed pursuant to this Agreement by BMS and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action.

        4.3 Due Execution and Enforceability. This Agreement, and each document, instrument or agreement executed pursuant to this Agreement by BMS, including but not limited to the documents delivered at Closing, have been duly executed and delivered by BMS, and assuming due authorization, execution and delivery by Baan Company, this Agreement and each document, instrument or agreement executed pursuant to this Agreement by BMS, including but not limited to the documents delivered at Closing, constitute the legal, valid and binding obligations of BMS, enforceable against BMS in accordance with their terms.

        4.4 No Conflict. The execution and delivery of this Agreement, and each document, instrument or agreement executed pursuant to this Agreement, including but not limited to the documents delivered at Closing, and the performance of the obligations of BMS hereunder and thereunder, (i) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the Articles of Association of BMS, or any material contract, agreement or commitment binding upon BMS or any of the Purchased Assets; and (ii) will not, to the best knowledge of BMS, conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over BMS or any of the Purchased Assets.

        4.5 Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by BMS in connection with the execution, delivery and performance of this Agreement and each document, instrument and agreement executed pursuant to this Agreement.

        4.6 Proprietary Rights and Ownership(a) Ownership. BMS owns or possesses licenses or other rights to use the Purchased Assets and the Intellectual Property included therein and constituting part of the Purchased Assets

(collectively referred to as "Proprietary Rights") and has the rights to sell, assign, transfer, license and deliver, as applicable, such Proprietary Rights as contemplated herein.

               (b) No Infringement. To the best knowledge of BMS, the Proprietary Rights do not conflict with or infringe, and no one has asserted to BMS that such rights conflict with or infringe, any proprietary rights owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeals pending against BMS with respect to any Proprietary Rights and none has been threatened against BMS. There are no facts or alleged facts which would reasonably serve as a basis for any claim that BMS does not have the right to use, free of any rights or claims of others, all Proprietary Rights in the design, development, manufacture, use, sale and other disposition of any or all products in the BMS Business and services presently being used, furnished or sold in the conduct of the business of the BMS Business as it has been and is now being conducted.

               (c) Effective Transfer of Necessary Rights. By means of this Agreement, together with the documents, instruments and agreements contemplated hereby, BMS will transfer to Baan Company good and marketable title to all Purchased Assets and Proprietary Rights. The Purchased Assets and Proprietary Rights sold to Baan Company pursuant to this Agreement, and the documents, instruments and agreements contemplated hereby and thereby, will transfer all necessary assets and intellectual property rights required by Baan Company to conduct the BMS Business and utilize the Third Party Reseller Channel.

        4.7 Restrictions on Business Activities. There is no agreement, commitment, judgment, injunction, order or decree binding upon BMS, the Purchased Assets or, to BMS's knowledge, any employee of BMS, which has or could reasonably be expected to have the effect of prohibiting or impairing any use by Baan Company of the Purchased Assets following the Closing.

        4.8 Capital Equipment and Tangible Assets. All tangible assets and equipment to be transferred pursuant to Section 1.2(c) hereof are in substantially good condition and repair and are adequate for the uses to which they are being put or would be put in the ordinary course of business consistent with industry standards; all of the tangible assets will be transferred to Baan Company without any liens or encumbrances.

        4.9 Title to Assets. BMS has good and valid title to all of the Purchased Assets, free and clear of any Liens.

        4.10 Contracts. Each of the Assigned Contracts is a legal, binding and enforceable obligation by or against BMS, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). BMS has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement. Each Assigned Contract is in full force and effect and is not subject to any default thereunder of which BMS has knowledge by any party obligated to BMS pursuant thereto. BMS has obtained all necessary consents, waivers and approvals of parties to any Assigned Contract as are required to assign all rights and benefits thereunder to Baan Company as of the Closing.

        4.11 Governmental Authorization. There is no consent, license, permit, grant or other authorization required by a Governmental Entity that is required to permit BMS to operate or conduct the activities of the BMS Business or hold any interest in the Purchased Assets. No Governmental Entity has at any time notified BMS of any challenge or question regarding the legal right of BMS to manufacture, offer or sell any of the products of the BMS Business in the present manner or style thereof.

        4.12 Taxes. To the extent a failure to do so would adversely affect Baan Company, the Purchased Assets or Baan Company's use of the Purchased Assets, (i) BMS has timely filed within the time the period for filing or any extension granted with respect thereto, all federal, state, local and foreign tax returns, reports and estimates ("Returns") which it is required to file relating or pertaining to any and all taxes attributable to or levied upon the Purchased Assets, and (ii) paid any and all taxes it is required to pay in connection with the taxable periods to which such Returns relate. There are (and immediately following the Closing there will be) no Liens or similar encumbrances on the Purchased Assets relating or pertaining to taxes, except with respect to taxes not yet due and payable. BMS has no knowledge of any basis for the assertion of any claims which, if adversely determined, would result in a Lien or other encumbrance on the Purchased Assets or otherwise adversely affect Baan Company or the Purchased Assets.

        4.13 Brokers' or Finders' Fees. Except as disclosed in writing to Baan Company, BMS is not a party to, or in any way obligated under any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the execution or performance of this Agreement, the nonpayment of which could result in the placement of a lien or other encumbrance on the Purchased Assets, or a claim against Baan Company or its affiliates.

                                    ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF BAAN COMPANY

        Baan Company represents and warrants to BMS as of the date hereof and as of the Closing Date as follows:

        5.1 Organization of Baan Company. Baan Company is a public company with limited liability duly incorporated, validly existing and in good standing, or its equivalent, under the laws of The Netherlands and has full corporate power and authority to carry on its business as it is now being conducted and to own its properties and assets.

        5.2 Due Authorization. Baan Company has the requisite corporate power and authority to execute and deliver this Agreement and each document, instrument or agreement contemplated hereby, including but not limited to the documents to be delivered by it at Closing, and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each document, instrument or agreement executed pursuant to this Agreement by Baan Company and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action.

        5.3 Due Execution and Enforceability. This Agreement and each document, instrument or agreement executed pursuant to this Agreement by Baan Company, including but not limited to the documents to be delivered at Closing, have been duly executed and delivered by Baan Company, and assuming due authorization, execution and delivery by each of VV and BMS, this Agreement and each document, instrument or agreement executed pursuant to this Agreement by Baan Company, including but not limited to the documents to be delivered at Closing, constitute the legal, valid and binding obligation of Baan Company enforceable against Baan Company in accordance with their terms.

        5.4 No Conflict. The execution and delivery of this Agreement and each document, instrument or agreement executed pursuant to this Agreement, including but not limited to the documents to be delivered at Closing, and the performance of Baan Company's obligations hereunder and thereunder, (i) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the Articles of Association of Baan Company and (ii) will not, to the knowledge of each of Baan Company, conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over Baan Company or any of its assets or properties.

        5.5 Consents and Approvals of Governmental Authorities. Except for the requirements under the HSR Act, the Dutch Competition Act, the Dutch Works Council Act and the Dutch Merger Code and the securities, merger and antitrust laws of any other countries, no consent, approvals or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Baan Company in connection with the execution, delivery and performance of this Agreement and each document, instrument and agreement executed pursuant to this Agreement.

                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

        6.1 Good Faith; Further Assurances. Each party, upon the request of the other party from time to time after Closing, shall execute and deliver, and use their reasonable efforts to cause other persons to execute and deliver, to the other party all such further documents and instruments, and will do or use their reasonable efforts to cause to be done such other acts, as either party may reasonably request, more completely to consummate and make effective the transactions contemplated hereby. Additionally, VV and BMS warrant that neither of VV nor BMS shall undertake or cooperate with any action to nullify or to have any acquisition by BMS from Baan Company nullified.

        6.2 Provision of Audited Financials. The parties acknowledge that audited financials have never been prepared and are not currently available for the BMS Business. In the event Baan Company shall be required under the rules and regulations of the SEC and/or of Amsterdam Exchanges N.V. to file, or include in any filing otherwise required to be filed by it under the Securities Exchange Act or any filing required by the Dutch Civil Code, the Dutch Securities Act 1995 ("Wet toezicht effectenverkeer 1995") or by Amsterdam Exchanges N.V., historical audited financial statements (the "Financial Statements") of BMS Business or the Purchased Assets, then Baan Company shall notify BMS in writing of such requirement and provide a detailed statement of all financial statements so required by Baan Company. BMS shall provide to Baan Company the Financial Statements as soon as practicable following such notice, but in any event within sixty (60) days after the Closing Date. Baan Company shall pay one-half of all of the reasonable fees charged and disbursements incurred by BMS's independent auditors in connection with the preparation of such Financial Statements. Within thirty (30) days following the BMS's delivery of the Financial Statements, BMS shall provide Baan Company with a copy of the auditor's invoice (including such fees and disbursements) and an invoice for the amount of one-half of the auditor's invoice. Baan Company shall pay such invoice within 30 days of receipt.

        6.3 Access to Information. BMS agrees to maintain and retain any and all information regarding the BMS Business operations on or prior to the Closing Date for a period of four (4) years after the Closing Date. BMS agrees to provide to Baan Company and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereunder.

        6.4 Confidentiality. Each of the parties hereto hereby agrees to keep such information or knowledge obtained in any investigation pursuant to Section
6.3 or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential; provided, however, that the foregoing shall not apply to information or knowledge which
(a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law or this Agreement, (c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed by order of court or government agency with subpoena powers or (f) which is disclosed in the course of any litigation between any of the parties hereto.

        6.5 Taxes. BMS shall be responsible for and pay when due all taxes attributable to or levied or imposed upon the Purchased Assets relating or pertaining to the period (or that portion of any period) ending on or prior to the Closing Date. BMS shall continue to timely file within the time period for filing, or any extension granted with respect thereto, all tax returns required to be filed in connection with the Purchased Assets. Within ten (10) business days of the date of this Agreement, BMS shall file or cause to be filed in all tax jurisdictions in which BMS operates properly completed applications or other appropriate forms of request with the appropriate governmental agencies required to obtain certificates of release or other appropriate forms of release or proof of payment with respect to taxes, if any, for which Baan Company may be liable under any state or local law as a "successor-in-interest" or otherwise (the "Tax Certificates").

        6.6 BMS Accounts Receivable. Baan Company hereby agrees that it will, at its own cost and expense, as BMS's agent, use its reasonable commercial efforts to collect from the customers, as and when the same become due, the amounts owing to BMS on the list of accounts receivable that shall be mutually agreed to and identified on Schedule 6.6 to be attached hereto as soon as practicable following the Closing Date. Notwithstanding the foregoing, in the event of a default under any accounts receivable, BMS shall retain all power and authority to take such action with respect to any defaulted accounts receivable as BMS may deem advisable. Baan Company and BMS hereby agree that: (i) BMS shall indemnify Baan Company against any claim or liability with respect to Baan Company's acts relative to the accounts receivable, and (ii) Baan Company shall have no obligation to take any action or commence any proceedings to realize the proceeds of any accounts receivable (including, without limitation, any delinquent accounts receivable) or to enforce any rights or remedies with respect thereto. Baan Company shall forward collections of accounts receivable to BMS. BMS may at any time, by notice in writing, terminate Baan Company's authority to act as its agent and on its behalf as set forth in this Section 6.6.

        6.7 Baan Name. Immediately after the Closing, BMS shall take, or procure to be taken, all necessary action to change the name of Baan Midmarket Solutions B.V., and all subsidiaries of BMS and all other entities controlled by BMS using the name "Baan" or "Baan Midmarket Solutions," or the initials "BMS." BMS and all entities controlled by BMS shall cease immediately using in any manner whatsoever the name "Baan" and the Baan Company logo unless there is subsequent to this Agreement a separate written license agreement between Baan Company and such entity specifically granting such entity the right to use the "Baan" name or logo. BMS and VV hereby further acknowledge and agree that Baan Company owns all right, title, and interest in and to the "Baan" name and any logo, trademark, product mark, service mark, trade name, brand name, or other name of any kind that utilizes the "Baan" name, including without limitation Baan Midmarket Solutions (and the acronym BMS) and Baan on Board.

        6.8 Share Purchase Agreement. Baan Company and VV shall enter into the Share Purchase Agreement in the form attached hereto as Exhibit D.

        6.9 Joint Venture Agreement. Upon the Closing, the Joint Venture Agreement, and the respective rights and obligations of the parties thereunder, shall terminate, and be of no further force or effect, and the parties shall have no further obligations thereunder to each other. Without limiting the generality of the foregoing, BMS agrees that, effective immediately, it no longer has any rights whatsoever to license, sublicense, sell, or otherwise exploit in any way any Baan Company software, other products, or other proprietary materials or information.

                                    ARTICLE 7

                               PAYMENT OF EXPENSES

        Except as specifically set forth otherwise in this Agreement, each of Baan Company and BMS shall each pay its own fees and expenses incurred incident to the preparation and carrying out of the transactions herein contemplated (including legal, accounting and travel).

                                    ARTICLE 8

                           INDEMNIFICATION AND RELEASE

        8.1 Agreement to Indemnify. BMS and VV hereby agree to indemnify and hold Baan Company, and its directors, officers and affiliates (collectively, the "Indemnitees"), harmless against and in respect of any loss, cost, expense (including expenses of investigation), claim, liability, deficiency, judgment or damage, including reasonable legal and accounting fees and expenses (hereinafter, individually, a "Loss," and collectively, "Losses") in an amount not to exceed the Minimum Amount incurred by Baan Company, its officers, directors, or affiliates, directly or indirectly, as a result of any inaccuracy in or breach of a representation or warranty of BMS contained in this Agreement or any failure by BMS to perform or comply with any covenant or agreement contained in this Agreement or any liability that is not assumed pursuant to
Section 1.3.

        8.2 Release. The parties agree that any and all consideration paid in connection with the Joint Venture Agreement, BMS's operation, and this Agreement was/were fully negotiated among the parties with the opportunity for review by counsel and external advisers. Each of VV, BMS and Baan Company hereby releases the other, and their respective subsidiaries, affiliates, officers, directors, shareholder, agents and representatives, from any and all liability and claims of any kind arising from or related to the adequacy or fairness of any such consideration.

                                    ARTICLE 9

                             SURVIVAL AND AMENDMENT

        9.1 Survival of Representations and Warranties. The representations and warranties of the BMS as set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and shall not terminate until December 31, 2001.

        9.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                                   ARTICLE 10

                                     GENERAL

        10.1 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by telecopy, or by overnight courier service, as follows:

        BMS:            Baan Midmarket Solutions B.V.,
                        p/a Vanenburg Ventures B.V.
                        Vanenburgeralle 15
                        3882 RH Putten
                        The Netherlands
                        Attention: Michel Cornelissen
                        Fax: 31-342-477667

        Baan Company:   Baan Company N.V.
                        11911 Freedom Drive, Suite 300
                        Reston, Virginia 20190-5602
                        Attention: Robert Goudie
                        Fax: (703) 471-8786

                        or:

                        Baron van Nagellstraat 89
                        P.O. Box 143
                        3770 AC Barneveld
                        The Netherlands
                        Attention:  Klaas Wagenaar
                        Fax: 011-31-342-428-659
or to such other persons as may be designated in writing by the parties, by a notice given as aforesaid. Any such notice shall be deemed given when delivered personally, four days after being sent certified mail, postage prepaid, or the next business day if delivered by telecopy or overnight courier service.

        10.2 Headings. The headings of the several sections of this Agreement are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

        10.3 Counterparts. This Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

        10.4 Binding Nature. This Agreement shall be binding upon, shall inure to the benefit of, and be enforceable by and against, the parties hereto and their respective successors and permitted assigns. No party may assign or transfer any rights under this Agreement, except that Baan Company may assign this Agreement, and any document, instrument or agreement executed pursuant to this Agreement to a successor to substantially all of its business.

        10.5 Entire Agreement. Except as set forth in the other documents, instruments or agreements executed in connection with this Agreement, this Agreement and the schedules referred to herein (a) set forth the entire understanding between the parties, (b) supersede all previous written or oral negotiations, commitments, understandings and agreements relating to the subject matter hereof (except the agreements regarding confidential information referred to in Section 6.4 hereof) and (c) merge all prior and contemporaneous discussions between the parties relating to the subject matter hereof. No party shall be bound by any definition, condition, representation, warranty or covenant or provision other than as contained herein or contemplated hereby.

        10.6 Incorporation of Schedules. All schedules attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

        10.7 Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of The Netherlands. Any dispute, controversy or the breach, termination or invalidity thereof shall be resolved in any court of proper jurisdiction in The Netherlands. The proceedings shall be conducted in the Dutch language.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, and the parties have each signed this Agreement, all as of the date first above written.


VANENBURG VENTURES B.V.                 BAAN COMPANY N.V.

By: /s/ Jan Willem Krooshof             By:  /s/  Tom C. Tinsley
   ------------------------------          ----------------------------------
        Jan Willem Krooshof                       Tom C. Tinsley
        Chief Operating Officer                   Chief Executive Officer



BAAN MIDMARKET SOLUTIONS B.V.

By:  /s/  Esmeraldo Vos
   ------------------------------
          Esmeraldo Vos








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